Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release—February 13, 2009

AUBURN NATIONAL BANCORPORATION, INC.

DECLARES RECORD QUARTERLY DIVIDEND

AUBURN, Alabama – On February 10th, 2009, the Board of Directors of Auburn National Bancorporation, Inc. (Nasdaq: AUBN) declared a record first quarter $0.19 per share cash dividend, payable March 25th, 2009 to shareholders of record as of March 10th, 2009. This represents a 3% increase over dividends declared for the first quarter of 2008. On an annual basis, the cash dividend paid to shareholders has increased in 13 of the last 14 years.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $746 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Hurtsboro and Notasulga, Alabama. In addition, the Bank will be opening a new full-service branch in Auburn during the first quarter of 2009. In-store branches are located in the Auburn and Opelika Kroger stores, as well as in the Wal-Mart SuperCenter stores in Auburn, Opelika, and Phenix City, Alabama. Mortgage loan offices are located in Phenix City, Valley, and Mountain Brook, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.